Exhibit 99.2

PART II

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve known and unknown risks. Such forward-looking statements include without limitation statements relating to our future plans, in particular with respect to store openings and closings; statements relating to anticipated future costs and expenses; statements about new merchandise initiatives and website marketing efforts; statements relating to anticipated future revenue growth, including statements about margin expansion, operational efficiencies and cost reductions; statements relating to future availability under our revolving credit facility; statements relating to our working capital and capital expenditure needs; and other statements containing words such as “believe,” “anticipate,” “expect,” “may,” “intend,” and words of similar import or statements of our management’s opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause our actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to our current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of our merchandise, positive customer reaction to our catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of our merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers, changes in product supply, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, the actual impact of key personnel of the Company on the development and execution of our strategies, changes in investor perceptions of the Company, changes in economic or business conditions in general, fluctuations in comparable store sales, limitations resulting from restrictive covenants in our revolving credit facility, consumer responses to our product offerings and changes in consumer trends, loss of key vendors, changes in the competitive environment in which we operate, changes in our management information needs, changes in management, failure to raise additional funds when required, changes in customer needs and expectations, governmental actions, and other factors described above in Item 1A, “Risk Factors.” We undertake no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this Annual Report on Form 10-K.

OVERVIEW

Our Company, Restoration Hardware, Inc. (Nasdaq: RSTO), together with our subsidiaries, is a specialty retailer of high quality bathware, hardware, lighting, furniture, textiles, accessories and gifts that reflect our classic and authentic American point of view. We commenced business in 1979 as a purveyor of fittings and fixtures for older homes. Since then, we have evolved into a unique home furnishings retailer offering consumers an array of distinctive and high quality merchandise. We market our merchandise through retail locations, mail order catalogs and on the Internet at www.restorationhardware.com.

Our merchandise strategy and our stores’ architectural style create a unique and attractive selling environment designed to appeal to an affluent, well-educated, 35 to 60 year old customer. Over the next decade, we believe the fastest growing segment of the U.S. population will be 45 to 60 year olds. We believe that as these customers evolve, so will their purchasing needs and desires. We believe that our products can fulfill their aspirations to have homes designed with a high quality, classic and timeless style. Our positioning fills the void in the marketplace above the current home lifestyle retailers, and below the interior design trade, by providing products targeted to 35 to 60 year olds and centered around our core businesses that reflect a predictable, high-quality promise to our customers.

We operate on a 52-53 week fiscal year ending on the Saturday closest to January 31st. Our current fiscal year is 53 weeks and ended on February 3, 2007 (“fiscal 2006”). Our fiscal years ended January 28, 2006 (“fiscal 2005”) and January 29, 2005 (“fiscal 2004”) consisted of 52 weeks.

As of February 3, 2007, we operated 103 stores and 8 outlet stores in 30 states, the District of Columbia and Canada. In addition to our retail stores, we operate a direct-to-customer (“direct”) sales channel that includes both catalog and Internet.

Over the past several years, we have invested heavily in repositioning our brands and remodeling our stores, including:

In 2002 and 2003, we began our repositioning efforts with the launch of a new merchandising strategy and the remodeling of our stores. We made key changes to our assortment including refinements in premium textiles, bath fixtures and hardware, lighting and furniture.

In 2004, we re-merchandised our furniture assortment and revamped our accessories offering. In addition, we redesigned our catalog to improve its presentation of our core businesses and to more clearly communicate the quality positioning of our product offerings. We also introduced our first outlet store. Our outlet store strategy is designed to enable us to more effectively liquidate overstocked, discontinued and damaged merchandise.

In 2005, we remodeled the majority of our existing stores. The remodeled stores enabled us to expand our merchandise offerings in certain core categories, particularly lighting and textiles, and to present those offerings with more clarity and focus. We also opened one retail store and five outlet stores.

In 2006, we continued to grow our direct-to-customer business with the addition of two category extensions, the Restoration Hardware Outdoor Catalog and the Restoration Hardware Gift Catalog. In addition, we opened two outlet stores, and launched a new brand, Brocade Home. Brocade Home is a fashion home brand targeted at the broader value market with a unique and feminine point of view. This brand has been launched with a catalog, and our plan is to develop a multi-channel retailing platform over the next several years. Brocade Home’s website is located at www.brocadehome.com . In 2006 we also began a multi-year program of investing in systems and infrastructure targeted at strengthening our supply chain. Included in these investments are new order management and warehouse management programs, redesigned distribution networks and facilities, and other systems, process and infrastructure changes. We believe these investments will improve our customers’ experiences while leveraging our operating costs as a percentage of our sales. In addition, we have strengthened our Company by hiring several new key employees of our management team.

Our multi-channel growth plans provided strong revenue results and improved operating margins for 2006. We substantially increased our operating profit for the year and we achieved full-year profitability. We believe our assortment and enhanced operational effectiveness will provide us with a strong foundation for future revenue growth, margin expansion and operational efficiencies.

Although our business is divided into Stores and direct-to-customer segments, we increasingly view and operate our Company as a multi-channel business in which our retail stores, Internet website and catalog distribution are interdependent parts of a single business segment. In particular, our catalog distribution drives sales across each of our retail, catalog and Internet businesses, and our catalog, retail and Internet businesses each complement each other by building customer awareness of our merchandise concepts, enhancing brand image and each to some extent helping to generate sales across channels.

In view of these changes in how we view and manage our business, during 2006 we implemented a management reorganization to take into account our multi-channel strategy and to better focus our approach of driving the Company’s total revenue growth and operating efficiencies rather than managing each channel as a separate segment as was done historically. As part of this reorganization, we shifted management responsibility from merchandising and marketing individual channels to merchandising and marketing across all channels. Accordingly, we have moved to a more unified view of the operation and management of our business. We believe that we will increasingly operate and manage our business in this manner in the future.

Summary Consolidated Statements of Operations

The following table sets forth for the periods indicated the amount and percentage of net revenue represented by certain line items in our Consolidated Statements of Operations:

	Fiscal 2006	% of Net Revenue	Fiscal 2005	% of Net Revenue	Fiscal 2004	% of Net Revenue
	(Dollars in thousands, except per share data)
Net revenue	712,810	100.0	581,657	100.0	525,823	100.0
Cost of revenue and occupancy	463,105	65.0	384,244	66.1	359,808	68.4

Gross profit	249,705	35.0	197,413	33.9	166,015	31.6
Selling, general and administrative expense	239,077	33.5	196,469	33.7	161,939	30.8

Income from operations	10,628	1.5	944	0.2	4,076	0.8
Interest expense, net	(7,233)	(1.0)	(4,050)	(0.7)	(2,472)	(0.5)

Income (loss) before income taxes	3,395	0.5	(3,106)	(0.5)	1,604	0.3
Income tax (expense) benefit	(143)	0.0	(26,201)	(4.5)	100	—

Net income (loss)	$3,252	0.5	$(29,307)	(5.0)	$1,704	0.3

Net income (loss) per share of common stock—basic	$0.09		$(0.83)		$0.05

Net income (loss) per share of common Stock—diluted	$0.08		$(0.83)		$0.04

2006 Results

We experienced a substantial increase in income from operations during fiscal 2006, which increased by $9.7 million, from $0.9 million in fiscal 2005 to $10.6 million in fiscal 2006. This increase was driven by higher sales and improvement in both our gross margins and selling, general and administrative expenses as a percentage of net revenues. In addition, we generated net income of $3.3 million or $0.08 per share on a diluted net income per share basis. This is a significant improvement from fiscal 2005 where we generated a net loss of $29.3 million or $0.83 per share on a diluted net loss per share basis. The primary difference resulted from the recording of a $27.9 million non-cash charge in fiscal 2005 to establish a full valuation allowance against our net deferred tax assets.

The results for fiscal 2006 reflect $3.4 million of pre-tax non-cash stock-based compensation expense associated with the expensing of stock options as required by Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “ Share-Based Payment “ (“SFAS 123R”), which we adopted commencing from the first quarter of fiscal 2006. Fiscal 2006 results also include an additional $0.6 million in non-cash cumulative stock option charge resulting from the voluntary review of our stock option grants further discussed in the section below entitled, “ Voluntary Review of Stock Option Practices .”

Our net revenues increased by $131.1 million, or 23%, to $712.8 million in fiscal 2006 compared to fiscal 2005. This increase resulted from an $83.6 million, or 52%, increase in revenues in our direct-to-customer segment followed by a $47.5 million, or 11%, increase in our Stores segment. Our strong growth in the direct-to-customer segment was driven by increases in page count in our Core catalog, the increased circulation from the launches of the Restoration Hardware Outdoor Catalog and the Restoration Hardware Gift Catalog, and strong customer response to our spring, outdoor and summer offerings. The increase in our Stores segment resulted from a $23.2 million increase in comparable store sales, $13.0 million increase in outlet and warehouse sales, and $11.3 million in non-comparable store sales (which includes the benefit of an additional week in fiscal 2006).

Our cost of revenue and occupancy increased but declined as a percentage of net revenues in fiscal 2006 compared to fiscal 2005. This result drove a continued improvement in our gross margins primarily due to a reduction of occupancy costs as a percentage of net revenues. The improvement in our gross margins was also due to our continued focus to grow our Direct-to-Customer segment which has a higher overall margin and increased at a higher rate than our Stores segment.

Our selling, general and administrative expense remained relatively consistent as a percentage of net revenues in fiscal 2006 compared to fiscal 2005. The total increase in selling, general and administrative expense was primarily a function of the cost to support the 23% net revenue increase during the current fiscal year. Improvements in selling, general and administrative expenses included a decrease in store employment and other store variable costs and the absence of the $1.6 million non-cash charge for accelerated depreciation of certain fixtures associated with remodeling efforts related to the prior fiscal year. These improvements were in part offset by increased advertising costs of $20.6 million related to catalogs and the recording of $2.5 million of pre-tax stock-based compensation expense as required by SFAS 123R.

Our interest expense increased by $3.1 million, or 79%, in fiscal 2006 over fiscal 2005 due to higher average debt levels to fund increased inventory levels for anticipated higher sales and higher average interest rates.

Our fiscal 2006 income tax expense was $0.1 million on pre-tax income of $3.4 million. This is a significant decline from fiscal 2005’s income tax expense of $26.2 million on a pre-tax loss of $3.1 million. The primary difference resulted from the recording of a $27.9 million non-cash charge in fiscal 2005 to establish a full valuation allowance against our net deferred tax assets.

Voluntary Review of Stock Option Practices. During fiscal 2006, we completed a voluntary review of our historical stock option practices that was overseen by the Audit Committee of our Board of Directors with the assistance of outside legal counsel. We determined that incorrect measurement dates with respect to the accounting for certain previously granted stock options, primarily during the years 2002 through 2004 resulted from lapses in documentation and deficiencies in option plan administration controls. The cumulative impact of the errors resulted in an additional non-cash compensation charge of $0.6 million, $0.3 million in selling, general and administrative expenses and $0.3 million in cost of revenue and occupancy, which was recorded in fiscal 2006. The cumulative charge was reported in fiscal 2006 since the amount of the stock option compensation expense attributable to each of the previous periods was not material to any previously reported historical period and was not material to the current fiscal year.

We currently are assessing the impact, if any, of negative tax consequences that might arise from certain affected employees as a result of this matter. We may decide to compensate those employees for any such negative tax consequences that have arisen. Any such compensation that we may elect to make to the employees for any negative tax effects would be recorded at the time that a decision is made as to this matter.

2005 Results

Income from operations decreased to $0.9 million in fiscal 2005 from $4.1 million in fiscal 2004. We recorded a net expense for income taxes for fiscal 2005 of $26.2 million, which includes a full valuation allowance provided against our net deferred tax assets of $27.9 million. Net loss was $0.83 per share, or $29.3 million for fiscal 2005, compared to net income of $0.04 per fully diluted share, or $1.7 million, for fiscal 2004. The decrease in operating results of $3.2 million to $0.9 million of income from operations in fiscal 2005 was primarily the result of a 290 basis point increase in selling, general, and administrative expense expressed as a percentage of revenue, offset by a 230 basis point improvement in cost of revenue and occupancy expressed as a percentage of revenue.

Net revenue increased $55.8 million, or 11%, in fiscal 2005 as compared to fiscal 2004, which largely resulted from a $41.0 million, or 34%, increase in our direct-to-customer net revenue, and a $14.8 million, or 3.6%, increase in revenue generated from our Stores segment. The increase in net revenue in both our Stores and direct channels can also be attributed to our focus on growing our catalog page count, as the catalog is our primary advertising vehicle. Comparable store sales for fiscal 2005 decreased 0.3%, or $1.2 million, compared to fiscal 2004. Net revenue related to our outlet stores and warehouse sales events was $18.2 million for fiscal 2005 compared to $5.7 million for fiscal 2004.

The cost of revenue and occupancy increased by $24.4 million, or 7%, in fiscal 2005 as compared to fiscal 2004, primarily in support of our revenue growth. The 230 basis point expansion of our gross margin to 33.9% in fiscal 2005 from 31.6% in fiscal 2004 was attributable to continued improvements in our product margin of 120 basis points, a 100 basis point improvement in supply chain and distribution costs, and a 10 basis point improvement in occupancy costs as a percentage of net revenue.

Selling, general and administrative expense increased $34.5 million, or 21%, in fiscal 2005 over fiscal 2004. As a percent of revenue, selling, general and administrative expense increased to 33.7% of net revenue in fiscal 2005 from 30.8% in fiscal 2004. This included the $1.6 million non-cash charge for the acceleration of depreciation of certain fixtures removed as part of the store remodeling effort, and expressed as a percentage of revenue, was higher than fiscal 2004. We also recorded a $0.3 million impairment charge on the long-lived assets of two underperforming stores. The increase of 290 basis points was driven primarily by a combination of higher catalog circulation costs expressed as a percent of revenue of 130 basis points, increased occupancy and related costs of 60 basis points, increased direct-to-customer call center and fulfillment costs of 50 basis points, increased other variable costs of 20 basis points, and a 30 basis point increase for the non-cash charge associated with the store remodeling efforts.

Interest expense increased by $1.6 million in fiscal 2005 due to higher average debt levels and higher average interest rates during fiscal 2005 compared to fiscal 2004.

We recorded an income tax expense for fiscal 2005 of $26.2 million on a pre-tax loss of $3.1 million which included a fourth quarter non-cash charge of $27.9 million to provide a full valuation allowance against our net deferred tax assets. We concluded, under the guidance provided in SFAS No. 109, “ Accounting for Income Taxes “ (“SFAS 109”), that our cumulative losses through 2003 and our three year cumulative loss through 2005 necessitated providing a valuation allowance against our net deferred tax assets as of January 28, 2006. Under generally accepted accounting principles, when our results demonstrate a pattern of future profitability, in reversal of the current cumulative loss trend, this valuation allowance may be adjusted and may result in the reinstatement of all or a part of the net deferred tax assets. This fiscal 2005 adjustment has had, and will continue to have no impact on our cash flow or future prospects, nor does it alter our ability to utilize the underlying tax net operating loss and credit carryforwards in the future (the utilization of which is limited to achieving future taxable income).

Our business is highly seasonal, which reflects a general pattern in the retail industry wherein the highest sales and earnings occur during the holiday season. Historically, a significant percentage of our sales have occurred in the fourth fiscal quarter. In our peak holiday selling season, we incur significant additional expenses in connection with, among other things, the hiring of additional seasonal employees in our retail stores and the production and mailing of a higher volume of our catalogs.

REVENUE AND SEGMENT RESULTS

We classify our business into two reportable segments:

•	Stores—the Stores segment includes retail stores, outlet stores and warehouse sale events.

•	Direct-to-Customer—the Direct-to-Customer segment includes the catalog and Internet business (including Brocade Home) and store orders fulfilled by the direct-to-customer distribution center.

The unallocated category includes all distribution center, call center and headquarters costs. Distribution center, call center and headquarters costs are considered support costs and are not included as part of segment profitability.

Segment revenues for all periods presented are based on the origin of distribution center fulfillment.

Stores Segment Results

	Fiscal Year
	2006	2005	2004
	(Dollars in thousands)
Stores net revenue	$469,185	$421,666	$406,833
Stores net revenue growth percentage	11%	4%	10%
Comparable store sales growth (decline)	5.8%	(0.3)%	7.8%
Income from Stores operations	$77,341	$58,840	$55,503
Income from Stores operations—percent of Stores net revenue	16.5%	14.0%	13.6%
Number of retail stores at beginning of year	103	102	103
Number of retail stores opened	—	1	1
Number of retail stores closed	—	—	2

Number of retail stores at year-end	103	103	102

Retail store selling square feet at year-end	688,710	685,672	676,520
Number of outlet stores at year-end	8	6	1

Stores net revenue for fiscal 2006 increased by $47.5 million, or 11%, as compared to the prior fiscal year. The increase in our Stores segment resulted from a $23.2 million increase in comparable store sales, $13.0 million increase in outlet and warehouse sales, and $11.3 million in non-comparable store sales (which includes the benefit of an additional week in fiscal 2006). Comparable store sales are defined as sales from stores which have been open for at least 12 months and whose selling square footage did not change by more than 20% in the previous 12 months. We also exclude stores that are closed for over 30 days. Comparable store sales also exclude warehouse sales, outlet revenue and the additional week in fiscal 2006.

Income from operations for the Stores segment increased to $77.3 million, or 16.5% of net Stores revenue, in fiscal 2006, from $58.8 million, or 14.0% of net Stores revenue, in fiscal 2005. As a percentage of segment net revenue, income from operations for the Stores segment increased 250 basis points to 16.5% of Stores net revenue, compared to 14.0% for the prior fiscal year. This increase was primarily due to a 240 basis point decrease in selling, general and administrative expense. The 240 basis point decrease in selling, general and administrative expenses was due to a decrease in store employment and other store variable costs of 70 basis points, a decrease in advertising costs of 50 basis points and the absence of 40 basis points related to the $1.6 million prior year non-cash charge for accelerated depreciation of certain store fixtures associated with our remodeling efforts. Income from operations for the Stores segment includes the costs of retail stores less the direct costs of the store field operations.

Stores net revenue for fiscal 2005 increased by $14.8 million, or 4%, as compared to fiscal 2004, primarily due to a $12.6 million increase in revenue generated from our outlet stores. Comparable store sales for fiscal 2005 declined 0.3%, or $1.2 million, compared to fiscal 2004. Additionally, several previously opened stores, although not open long enough to be included in the calculation of comparable store sales, contributed approximately $7.3 million to fiscal 2005 results. Warehouse sales decreased by approximately $1.0 million compared to fiscal 2005, primarily due to the opening of additional outlet stores.

For fiscal 2005, income from operations for the Stores segment increased to $58.8 million from $55.5 million in fiscal 2004. As a percent of segment net revenue, income from operations for the Stores segment increased 40 basis points, to 14.0% of Stores net revenue, as compared to 13.6% for the prior fiscal year. This increase was primarily due to a 180 basis point improvement in gross margin, offset by a 140 basis point increase in selling, general and administrative expense. Gross margin improvement was primarily related to an increase in product margin. Selling, general and administrative expense for the segment increased by 140 basis points primarily due to an increase in store selling and advertising expenses and a $1.6 million expense related to store remodeling efforts (a non-cash charge).

Direct-to-Customer Segment Results

	Fiscal Year
	2006	2005	2004
	(Dollars in thousands)
Catalog revenue	$121,259	$83,695	$65,458
Internet revenue	122,366	76,296	53,532

Total direct-to-customer net revenue	$243,625	$159,991	$118,990

Income from direct-to-customer operations	$47,078	$30,314	$21,768
Income from direct-to-customer operations—percent of direct-to-customer net revenue	19.3%	18.9%	18.3%
Growth percentages:
Direct-to-customer net revenue	52%	34%	75%
Number of catalogs mailed	49%	1%	15%
Pages circulated	31%	19%	48%

Direct-to-customer net revenue consists of both catalog and Internet sales. Direct-to-customer net revenue for fiscal 2006 increased $83.6 million, or 52%, as compared to fiscal 2005. Fiscal 2006 revenue growth in the direct-to-customer channel was driven by increases in page count in our Core catalog, the increase in circulation from the launches of the Restoration Hardware Outdoor Catalog and the Restoration Hardware Gift Catalog, and strong customer response to our spring, outdoor and summer offerings. For fiscal 2006, the number of catalogs mailed increased by 49% with a 31% increase in pages circulated. Internet sales grew 60% in fiscal 2006 to $122.4 million and catalog sales grew 45% in fiscal 2006 to $121.3 million.

Income from operations for the direct-to-customer segment was $47.1 million, or 19.3% of net direct revenue, in fiscal 2006 as compared to $30.3 million, or 18.9% of net direct revenue, in the prior fiscal year. The increase in income from operations for the direct-to-customer segment was primarily due to a 120 basis point improvement in gross margin which resulted primarily from a 180 basis point reduction in supply chain costs. Direct-to-customer segment selling, general and administrative costs increased 80 basis points, primarily related to an increase in advertising costs. Income from operations for the direct-to-customer segment reflects the results associated with catalog and Internet sales, less direct management costs.

Direct-to-customer net revenue for fiscal 2005 increased $41.0 million, or 34%, as compared to fiscal 2004. This increase was attributable to an expansion of the merchandise offerings in both the catalog and on the Internet, as well as a continued focus on increasing catalog and Internet only merchandise which drives improved response rates and catalog productivity.

For fiscal 2005, income from operations for the direct segment increased to $30.3 million, or 18.9% of segment net revenue, as compared to $21.8 million, or 18.3% of segment net revenue, for fiscal 2004. This increase of $8.5 million, or 39%, represented a 60 basis point improvement and was primarily the result of a 280 basis point increase in gross margin offset by a 220 basis point increase in selling, general and administrative costs. The increase in gross margin was primarily due to an increase in product margin and a decrease in supply chain costs. This was offset by a 220 basis point increase in selling, general and administrative expenses primarily due to higher payroll, call center and fulfillment costs and higher catalog circulation costs.

EXPENSES

Cost of Revenue and Occupancy Expense

Cost of revenue and occupancy expense increased by $78.9 million, to $463.1 million, in fiscal 2006. Cost of revenue and occupancy expense expressed as a percentage of net revenue improved approximately 110 basis points to 65.0% in fiscal 2006, from 66.1% in fiscal 2005. This result was driven by a 100 basis point improvement in our occupancy costs as a percentage of net revenues and by a 20 basis point improvement in our product margins. These improvements were partially offset by higher supply chain and distribution costs of 10 basis points.

In fiscal 2005, cost of revenue and occupancy expense expressed as a percentage of net revenue improved approximately 230 basis points to 66.1%, from 68.4% in fiscal 2004. These improvements were attributable to a 120 basis point increase in product margins, a 100 basis point improvement in our supply chain and distribution costs and the decrease of relatively fixed store occupancy costs by 10 basis points.

Selling, General and Administrative Expense

Selling, general and administrative expenses increased by $42.6 million, to $239.1 million, in fiscal 2006. Expressed as a percentage of net revenue, selling, general, and administrative expense remained fairly constant at 33.5% for fiscal 2006 compared to 33.7% for fiscal 2005. The total dollar increase was primarily a function of the cost to support the 23% net revenue increase in fiscal 2006. The 20 basis point improvement in these costs, expressed as a percentage of net revenues, was due to a decrease in store employment and other store variable costs of 150 basis points and the absence of the $1.6 million non-cash charge for accelerated depreciation of certain fixtures associated with remodeling efforts which increased prior year selling, general and administrative expense by 30 basis points. These improvements were partially offset by a 120 basis point increase in advertising costs associated with the increased circulation from our catalogs and a 40 basis point increase in costs due to our adoption of SFAS 123R resulting in the recording of $2.5 million of pre-tax stock-based compensation expense.

Selling, general and administrative expense expressed in absolute dollars increased $34.5 million, to $196.5 million for fiscal 2005 from $161.9 million in fiscal 2004. Expressed as a percentage of net revenue, selling, general, and administrative expense increased to 33.7% for fiscal 2005 from 30.8% in fiscal 2004. The 290 basis point increase in expense was driven by higher catalog circulation costs expressed as a percent of revenue of 130 basis points, increased direct-to-customer call center and fulfillment costs as a percent of revenue of 50 basis points, increased occupancy and related costs of 60 basis points and 30 basis points for the $1.6 million non-cash charge for accelerated depreciation of certain fixtures associated with remodeling efforts.

Due to the expected growth of our direct-to-customer channel as a percentage of our total business mix, we believe that catalog circulation costs will continue to increase to support the growth, thus causing selling, general and administrative costs to continue deleveraging as a percentage of revenue in future quarters.

Interest Expense, Net

Interest expense, net includes interest on borrowings under our revolving credit facility and amortization of debt issuance costs. Interest expense, net increased from $4.1 million in fiscal 2005 to $7.2 million in fiscal 2006. This increase resulted from higher average debt levels to support increased merchandise inventory for anticipated higher sales combined with increased interest rates during fiscal 2006.

For fiscal 2005, interest expense, net was $4.1 million compared to $2.5 million in fiscal 2004. Of the $1.6 million increase, approximately half was due to higher average debt levels and approximately half was due to higher average interest rates year over year.

Income Tax (Expense) Benefit

Our fiscal 2006 income tax expense was $0.1 million on pre-tax income of $3.4 million. This is a significant decline from fiscal 2005’s income tax expense of $26.2 million on a pre-tax loss of $3.1 million. The primary difference resulted from the recording of a $27.9 million non-cash charge in fiscal 2005 to establish a full valuation allowance against our net deferred tax assets. In fiscal 2006, we also reversed the $0.4 million valuation allowance associated with our wholly-owned Canadian subsidiary. We believe that the deferred tax assets for Canada are now realizable on a more likely than not basis and we have accordingly reversed this valuation allowance.

We recorded an income tax expense for fiscal 2005 of $26.2 million on a pre-tax loss of $3.1 million, which included a full valuation allowance provided against our net deferred tax assets of $27.9 million. SFAS 109 requires that a valuation allowance be established when it is “more likely than not” that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence must be considered in judging the likelihood of realizing tax benefits. Forming a conclusion that a valuation allowance is not needed can be difficult when there is negative evidence such as cumulative losses in recent years. During the fourth quarter of fiscal 2005, it became evident that we would not meet our forecast of profitability in fiscal 2005, and this lessened the weight that we could assign to future prospects for returning to consistent profitability. That, combined with our history of losses through fiscal 2003 and cumulative losses for the last three years, represented sufficient negative evidence and it was difficult to overcome this with positive evidence under the evaluation guidance of SFAS 109. As a result of our assessment in applying SFAS 109, we concluded that a full valuation allowance against our net deferred tax assets was required as of January 28, 2006. The effect was to include a non-cash charge of $27.9 million in the fourth quarter of fiscal 2005. This adjustment has had, and will continue to have no impact on our cash flow or future prospects, nor does it alter our ability to utilize the underlying tax net operating loss and credit carryforwards in the future; the utilization of which is limited to achieving future taxable income.

As of February 3, 2007, we had net deferred tax assets of $0.6 million reflecting net deferred tax assets totaling $26.6 million, which primarily represented the income tax benefit associated with losses reported in prior years and differences in fixed asset bases offset by a valuation allowance of $26.0 million. These losses are subject to federal and state carry-forward provisions of up to 20 years.

For additional information regarding our income tax provision, see Note 5, “Income Taxes,” in the Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

	Fiscal Year
	2006	2005	2004
	(Dollars in thousands)
Net cash (used) provided by operating activities	$(310)	$4,401	$(9,804)
Net cash used by investing activities	(14,688)	(29,695)	(13,380)
Net cash provided by financing activities	14,648	25,398	23,536
Net (decrease) increase in cash and cash equivalents	$(529)	$86	$(99)

Operating Cash Flows

For fiscal 2006, net cash used by operating activities was $0.3 million compared to net cash provided by operating activities of $4.4 million in fiscal 2005. The decrease in net cash used by operating activities was a result of an increase in net earnings plus non-cash expenses for depreciation, amortization, stock-based compensation, net loss on disposal of property and equipment, and deferred income taxes of $29.3 million, an increase in merchandise inventories of $34.2 million, a decrease in prepaid expenses and other assets of $9.7 million and an increase in accounts payables and accrued expenses of $15.3 million. The increase of $34.2 million in merchandise inventories during fiscal 2006 resulted from the effect of changes in inventory due to planned sales growth requirements related to our direct-to-customer segment growth and increase in outlet stores. During fiscal 2006 we made targeted inventory investments in product categories where we believe we have opportunities to drive higher revenue growth through improving our in-stock positions in both our Stores and Direct-to-Customer segments. The decrease in accounts payables and accrued expenses of $15.3 million was in support of increased merchandise inventory for anticipated higher sales.

For fiscal 2005, net cash provided by operating activities was $4.4 million compared to $9.8 million of net cash used by operating activities for fiscal 2004. Net cash provided by operating activities reflects the effect of the $27.9 million non-cash charge for establishing a full valuation allowance for our net deferred tax assets. The majority of the increase in net cash provided in fiscal 2005 compared to net cash used in fiscal 2004 results from the smaller increases in inventory and accounts payable in fiscal 2005 compared to fiscal 2004. The increase in inventory in fiscal 2005 of 10% is consistent with the higher sales recorded in the period and does not reflect the same timing of inventory receipts at year-end as occurred in the prior year.

Investing Cash Flows

Net cash used by investing activities decreased to $14.7 million for fiscal 2006, compared to $29.7 million for fiscal 2005. This decrease primarily related to a reduction in capital expenditure during fiscal 2006. Capital expenditures during fiscal 2005 included the remodeling of the majority of our retail stores, the opening of one retail and five outlet stores, and facility improvements to our distribution sites.

Net cash used by investing activities was $29.7 million for fiscal 2005, an increase of $16.3 million compared to $13.4 million for fiscal 2004. The cash used for investing activities for fiscal 2005 primarily related to the $16.5 million expenditure for the remodeling of the majority of our retail stores, the opening of one retail and five outlet stores, and facility improvements to our distribution sites.

Financing Cash Flows

Net cash provided by financing activities decreased from $25.4 million in fiscal 2005 to $14.6 million in fiscal 2006. This decrease in current year financing activities primarily resulted from the $13.9 million decrease in net borrowings received under our revolving credit facility, net of debt issuance costs during fiscal 2006 compared to fiscal 2005, partially offset by a $3.3 million increase in proceeds from the exercise of stock options.

Net cash provided by financing activities in fiscal 2005 was $25.4 million, compared to $23.5 million for fiscal 2004. The $1.9 million increase in cash provided by financing activities for fiscal 2005 primarily related to a $0.9 million increase in borrowings under our revolving credit facility, net of debt issuance costs and a $0.9 million increase in proceeds from the exercise of stock options.

We currently have in place a $150.0 million revolving credit facility, the maturity date of which was extended from June 30, 2009 to June 30, 2011 under an amendment to the facility that we entered into on June 19, 2006 (the “Amendment”). The availability of credit at any given time under the revolving credit facility is limited by reference to a borrowing base formula (which includes an adjustment to the advance rate against eligible inventory and eligible accounts receivables for incremental advances as described below) based upon numerous factors, including the value of eligible inventory and eligible accounts receivable, and reserves established by the agent of the revolving credit facility. The revolving credit facility also provides for incremental advances with availability determined from the application of a higher advance rate on eligible inventory and eligible accounts receivables constituting part of our borrowing base. In order to obtain these incremental advances, we are required to maintain a minimum fixed charge coverage ratio if the remaining availability for additional borrowing under the facility is less than 10% of the applicable borrowing base for the line of credit at the time. The incremental advances would be subject to higher interest rates. The revolving credit facility is secured by our assets, including accounts receivable, inventory, general intangibles, equipment, goods and fixtures.

As of February 3, 2007, $68.4 million was outstanding under the facility, net of unamortized debt issuance costs of $0.8 million, and there was $10.6 million in outstanding letters of credit. As a result of the Amendment, the balance of $68.4 million at February 3, 2007 is considered a long-term liability rather than a current liability and has been classified accordingly. Borrowings made under the revolving credit facility are subject to interest at either the bank’s reference rate or LIBOR plus a margin. As of February 3, 2007, the bank’s reference rate was 8.25% and the LIBOR plus margin rate was 7.07%. Borrowings that are incremental advances under the revolving credit facility are subject to interest at the bank’s reference rate plus a margin or LIBOR plus a higher margin. The availability of credit at any given time under the revolving credit facility is limited by reference to a borrowing base formula (which includes an adjustment to the advance rate against eligible inventory and eligible accounts receivables for incremental advances as described above) based upon numerous factors, including the value of eligible inventory and eligible accounts receivable, and reserves established by the agent of the revolving credit facility. As a result of the borrowing base formula, the actual borrowing availability under the facility could be less than the stated amount of the facility reduced by the actual borrowings and outstanding letters of credit. As of February 3, 2007, we had availability under the facility of $38.2 million.

The revolving credit facility contains various restrictive covenants, including limitations on the ability to make liens, make investments, sell assets, incur additional debt, merge, consolidate or acquire other businesses, pay dividends or other distributions, and enter into transactions with affiliates. The revolving credit facility does not contain any other significant financial or coverage ratio covenants unless the Company takes advantage of the incremental advance provision. If we receive an advance under the incremental advance provision and if the remaining availability for additional borrowing under the facility is less than 10% of the applicable borrowing base for the line of credit at the time, the Company is required to maintain a fixed charge coverage ratio. The revolving credit facility also does not require that we repay all borrowings for a prescribed “clean-up” period each year. Our revolving credit facility does not require a daily sweep lockbox arrangement except upon the occurrence of an event of default under the facility or in the event the remaining availability for additional borrowings under the facility is less than a certain amount.

We currently believe that our cash flows from operations and funds available under our revolving credit facility will satisfy our expected working capital and capital requirements for at least the next 12 months. However, the weakening of, or other adverse developments concerning, our sales performance or adverse developments concerning the availability of credit under our revolving credit facility due to covenant limitations or other factors could limit the overall availability of funds to us. We may not have successfully anticipated our future capital needs or the timing of such needs and we may need to raise additional funds in order to take advantage of unanticipated opportunities. We also may need to raise additional funds to respond to changing business conditions or unanticipated competitive pressures. However, should the need arise, additional sources of financing may not be available or, if available, may not be on terms favorable to our stockholders or us. If we fail to raise sufficient funds, we may be required to delay or abandon some of our planned future expenditures or aspects of our current operations. For more information, please refer to the risk factors included in Item 1A, “Risk Factors,” entitled “We are dependent on external funding sources, including the terms of our revolving credit facility, which may not make available to us sufficient funds when we need them” and “Because our business requires a substantial level of liquidity, we are dependent upon a revolving credit facility with certain restrictive covenants that limit our flexibility.”

We are currently negotiating with the bank under our credit facility to amend the facility by increasing the amount available under the facility and by changing certain pricing and other terms. We currently anticipate entering into a definitive amendment to the facility in the second quarter of fiscal 2007. The additional amount that would be available under the facility would support our growth initiatives and the capital investments we are making to improve certain operational systems and processes.

Contractual Commitments

The following table summarizes our significant contractual cash obligations and other commercial commitments as of February 3, 2007:

	Payments Due By Period
	Total	Fiscal 2007	Fiscal 2008	Fiscal 2010	Thereafter
	(Dollars in thousands)
Operating leases(1)	$245,988	$47,382	$82,739	$58,157	$57,710
Capital leases	2,695	937	1,486	272	—
Line of credit(2)	69,213	—	—	69,213	—
Interest(3)	28,978	8,500	12,750	7,728	—
Standby letters of credit	9,821	9,821	—	—	—
Trade letters of credit	803	803	—	—	—
Purchase obligations for inventory(4)	52,526	52,526	—	—	—

Total	$410,024	$119,969	$96,975	$135,370	$57,710

(1)	Operating lease contractual commitments exclude insurance, real estate taxes, and repair and maintenance expenses related to those operating leases. In fiscal 2006, the Company incurred $21.3 million for these costs.

(2)	The costs reflect our long-term debt, gross of debt issuance costs of $0.8 million.

(3)	Interest payments in the future periods have been reflected based on average debt levels during fiscal 2006 and interest levels at the end of fiscal 2006 and reflects the June 2011 maturity date of the line of credit.

(4)	Represents estimated commitments at year-end to purchase inventory in the normal course of business to meet operating requirements.

OFF-BALANCE SHEET ARRANGEMENTS

Except for our operational lease commitments, we do not have any other off-balance sheet arrangements, as such term is defined by the Securities and Exchange Commission, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

RELATED PARTY TRANSACTIONS

In connection with his prior employment with the Company, Jason Camp, our former Senior Vice President, was asked to relocate to California in 2001. As part of his relocation package, we made a full recourse loan to Mr. Camp in the principal amount of $200,000. The interest on the outstanding principal amount of the loan was 8.0% per annum, compounded annually, and the entire amount of interest and all outstanding principal was due and payable on August 15, 2006, if not earlier pre-paid in full with interest. Mr. Camp paid in full the entire amount of accrued interest and outstanding principal in accordance with the terms of this loan agreement during fiscal 2006 in connection with his departure from the Company. Mr. Camp’s father is Robert E. Camp, a member of our board of directors.

We lease one of our properties from the previous owner and current employee of Michaels. Annual payments made in fiscal 2006, 2005, and 2004 were $456,000 per year.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For a complete review of those policies, reference is made to our “Notes to our Consolidated Financial Statements, Summary of Business and Significant Accounting Policies.” The preparation of our consolidated financial statements requires us to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to sales returns, inventories, goodwill, income taxes, financing operations, contingencies and litigation. We base our estimates on historical experience and on various other facts and assumptions, including current and expected economic conditions and product mix, that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our management believes the following critical accounting policies require significant judgments and estimates in the preparation of our Consolidated Financial Statements:

Sales Returns Reserve

We provide an allowance for sales returns based on historical return rates which generally considers both the level of merchandise returns and the time elapsed from the date of sale to the date of the return. This reserve is booked on a gross basis, reducing both total sales and cost of sales each period. Should actual return rate levels increase by 10% in fiscal 2006 or the customer return time lengthen by 10% in fiscal 2006, our results would be negatively impacted by approximately $0.2 million. At February 3, 2007 and January 28, 2006, the allowance for sales returns was approximately $2.1 million and $1.8 million, respectively.

Merchandise Inventories

Our retail inventories are carried at the lower of cost or market with cost determined on a weighted average cost method. Manufacturing inventories are carried at the lower of cost or market with cost determined at standard costs, approximating average costs. Costs include certain buying and distribution costs, including payroll and other costs related to the purchase of inventory. We write down inventories whenever markdowns reduce the selling price below cost. Additionally, we provide for monthly reserves on inventory based upon our estimate of shrinkage losses. Actual shrinkage is recorded based on the results of our physical inventory counts. We also write down our slow-moving and discontinued inventory to its estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, or if liquidation of the inventory is more difficult than anticipated, additional inventory write-downs may be required.

Impairment of Long-Lived Assets

We review long-lived tangible assets for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. Using our best estimates based on reasonable assumptions and projections, we record an impairment loss to write the assets down to their estimated fair values if the carrying values of such assets exceed their related discounted expected future cash flows.

We review goodwill and other intangibles with indefinite useful lives for impairment annually, or more frequently if events or changes in circumstances warrant. If the carrying values of such assets exceed their estimated fair values, we record an impairment loss to write the assets down to their estimated fair values.

We generally evaluate long-lived tangible assets at an individual store level, which is the lowest level at which independent cash flows can be identified. We evaluate corporate assets or other long-lived assets that are not store-specific at a consolidated entity or reporting unit level, as appropriate.

Since there is typically no active market for our long-lived tangible and intangible assets, we estimate fair values based on the expected future cash flows. We estimate future cash flows based on store-level historical results, current trends and operating and cash flow projections. Our estimates are subject to substantial uncertainty and may be affected by a number of factors outside our control, including general economic conditions, the competitive environment and regulatory changes. If actual results differ from our estimates of future cash flows, we may record significant additional impairment charges in the future. No impairment charges were recorded in fiscal 2006.

Self Insurance

We obtain insurance coverage for significant exposures as well as those risks that, by law, must be insured. It is generally our policy to retain a significant portion of certain losses related to workers’ compensation, general liability, property losses, business interruption and employee health care. We record provisions for these items based on an actuary report, claims experience, regulatory changes, an estimate of claims incurred but not yet reported and other relevant factors. The projections involved in this process are subject to substantial uncertainty because of several unpredictable factors, including actual future claims experience, regulatory changes, litigation trends and changes in inflation. Should the amount of claims be more or less than what we estimated or should the costs of claims increase or decrease beyond what we anticipated, reserves may need to be adjusted accordingly in future periods. At February 3, 2007 and January 28, 2006, we had accrual balances for these liabilities of approximately $4.4 million and $4.6 million, respectively.

Income Taxes and Valuation Allowance

We account for income taxes under SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires income taxes to be accounted for under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our Company’s consolidated financial statements or tax returns. In estimating future tax consequences, we generally take into account all expected future events then known to us, other than changes in the tax law or rates, which are not permitted to be considered. Accordingly, if needed we may record a valuation allowance to reduce net deferred tax assets to the amount that is more likely than not to be realized. The amount of valuation allowance would be based upon management’s best estimate of the recoverability of the net deferred tax assets. While future taxable income and ongoing prudent and feasible tax planning are considered in determining the amount of the valuation allowance, the necessity for an allowance is subject to adjustment in the future. Specifically, in the event we were to determine that we would not be able to realize the net deferred tax assets in the future in excess of their net recorded amounts, an adjustment to the net deferred tax assets would decrease income in the period such determination was made. This allowance does not alter our ability to utilize the underlying tax net operating loss and credit carryforwards in the future, the utilization of which is limited to achieving future taxable income. We recorded a full valuation allowance against our net deferred tax assets during fiscal 2005. However, in fiscal 2006, we reversed the $0.4 million valuation allowance associated with our wholly-owned Canadian subsidiary. We believe that the deferred tax assets for Canada are now realizable on a more likely than not basis and we have accordingly reversed this valuation allowance.

Other Considerations

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. See our audited consolidated financial statements and notes thereto in this Annual Report on Form 10-K, which contain accounting policies and other disclosures required by generally accepted accounting principles.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2006, the FASB ratified the consensuses reached by the Emerging Issues Task Force (“EITF”) in Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That is, Gross Versus Net Presentation). Issue No. 06-3 requires disclosure of an entity’s accounting policy regarding the presentation of taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer including sales, use, value added and some excise taxes. We present such taxes on a net basis (excluded from revenues and costs). The adoption of Issue No. 06-3, which is effective for interim and annual reporting periods beginning after December 15, 2006, will have no impact on our consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. FIN 48 is effective for fiscal years beginning after December 15, 2006. We expect to adopt the provisions of FIN 48 beginning from the first quarter of fiscal 2007. We are currently evaluating the effect of adopting FIN 48 on our consolidated financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), effective for fiscal years beginning after November 15, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Company does not believe the adoption of SFAS 157 will have a material impact on the Company’s operating results or financial position.